Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-297246 on Form S-1 of our report dated March 6, 2026 (July 20, 2026, as to the effects of the reverse stock split described in Notes 2 and 15) relating to the financial statements of Scribe Therapeutics Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

July 20, 2026